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                                                                   EXHIBIT 13(g)


                               PURCHASE AGREEMENT
                               ------------------

     The PNC/(R)/ Fund (the "Fund"), a Massachusetts business trust, and Pennsylvania Merchant Group Ltd ("PMG"), a Delaware corporation, hereby agree with each other as follows:

     1. The Fund hereby offers PMG and PMG hereby purchases ten Service, Investor and Institutional Shares of the Fund's Virginia Municipal Money Market Portfolio (the "Money Market Shares") for $1 per share. The Fund hereby acknowledges receipt from PMG of funds in the total amount of $30 in full payment for the Money Market Shares.

     2. The Fund hereby offers PMG and PMG hereby purchases ten Service, Investor and Institutional Shares of each of the Fund's Government Income, International Emerging Markets and International Fixed Income Portfolios (the "Non-Money Market Shares") for $10 per share. The Fund hereby acknowledges receipt from PMG of funds in the total amount of $900 for the Non-Money Market Shares.

     3. PMG represents and warrants to the Fund that the Money Market and Non-Money Market Shares are being acquired for investment purchases and not with a view to the distribution thereof.


     IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 1st day of February, 1994.

                                                               THE PNC/(R)/ FUND



                                                         By: /s/ Edward J. Roach
                                                             -------------------
                                                                its: Treasurer



                                                           PENNSYLVANIA MERCHANT
                                                           GROUP LTD



                                                         By: /s/ Nancy A. Wolfe
                                                             -------------------
                                                               its: Corporate
                                                                    Secretary